                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                           First Alliance Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

[FIRST ALLIANCE
CORPORATION LOGO HERE]

________________________________________________________________________________
                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                       To be Held Tuesday, April 27, 1999

                                   12:00 Noon

TO THE STOCKHOLDERS:

         The 1999 Annual Meeting of Stockholders of First Alliance Corporation (the "Corporation") will be held at the corporate headquarters of the Corporation at 17305 Von Karman Avenue, Irvine, California on Tuesday, April 27, 1999, at 12:00 Noon PST, for the purpose of:

    1. Electing two directors of the Corporation to hold office for three year terms; and

    2. Transacting such other business as may properly come before the meeting and any adjournments thereof.

         Stockholders of record at the close of business on March 12, 1999 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Corporation, 17305 Von Karman Avenue, Irvine, California.

                                              By Order of the Board of Directors

                                                      Susan E. Linder
                                                         Secretary

Irvine, California
March 12, 1999

                           FIRST ALLIANCE CORPORATION
                             17305 VON KARMAN AVENUE
                            IRVINE, CALIFORNIA 92614

                              ---------------------
                                 PROXY STATEMENT
                              ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 27, 1999

         This proxy statement is furnished in connection with the solicitation by the Board of Directors of First Alliance Corporation (together with its subsidiaries, the "Corporation") of proxies to be voted at the Annual Meeting of Stockholders to be held on April 27, 1999 (the "Annual Meeting") and at any and all adjournments thereof. Proxies are revocable at any time prior to exercise by written notice to the Secretary of the Corporation or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by the proxy will be voted in favor of the proposals set forth in the Notice attached hereto.

         The Corporation has a policy that provides for the confidentiality of stockholder proxies, ballots and vote tabulations, subject to certain exceptions. The policy also provides for the tabulation of the vote by an independent third party.

         This proxy statement, the proxy and the Corporation's 1998 Annual Report were first mailed to stockholders on March 19, 1999.

VOTING RIGHTS

         Stockholders of record at the close of business on March 12, 1999 are entitled to notice of and to vote at the Annual Meeting. On that date the Corporation had outstanding 18,139,488 shares of Class A common stock, $.01 par value (the "Class A Common Stock"), each such share being entitled to one vote. Figures set forth in this proxy statement for Class A Common Stock have been adjusted by subtracting therefrom shares held by the Corporation as treasury stock as of the date with respect to which such figures are provided. A proxy given by any stockholder participating in the Corporation's 401(k) Plan will govern the voting of all full shares held for such stockholder's account under that plan.

         A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, a plurality vote of the shares of the common stock of the Corporation present in person or by proxy at the meeting and entitled to vote is required for the election of directors under Proposal 1. Abstentions are considered shares present and entitled to vote and therefore have the same legal effect as a vote against a matter presented at the meeting. Any shares as to which a broker or nominee does not have discretionary voting authority under applicable NASDAQ rules will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Brian Chisick, Chairman of the Board, President and Chief Executive Officer and a director of the Corporation, and Sarah Chisick, Vice President and a director of the Corporation, are the beneficial owners of 11,596,117 outstanding shares of Class A Common Stock, constituting approximately 64% of the outstanding voting power of the Corporation. Mr. and Mrs. Chisick intend to vote such shares for the nominees for election as directors named in Proposal 1.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES AND CURRENT DIRECTORS

         The Corporation's Certificate of Incorporation provides that the members of the Board of Directors shall be divided into three classes with approximately one third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Corporation's Board of Directors is currently set pursuant to the Corporation's bylaws at seven. Of this number, three members of the Board of Directors have terms expiring and two are nominees for election at the 1999 Annual Meeting of Stockholders. One seat is vacant and will remain open until filled, and such director shall hold office and be of the same class as the director he succeeds. Of the aforementioned members, two have terms expiring at the 2000 Annual Meeting of Stockholders and two have terms expiring at the 2001 Annual Meeting of Stockholders.

         Unless instructions to the contrary are given, all proxies received by the Corporation will be voted for the election of the two nominees named below as directors of the Corporation to hold office until the 2002 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Both of the nominees have indicated a willingness to be named as such and to serve as directors if elected. Should either nominee not be a candidate at the time of the 1999 Annual Meeting, the enclosed Proxy will be voted in favor of the other nominee with respect to whom a stockholder has not withheld a vote on such Proxy and for such substitute nominee (if any) as shall be designated by the proxies named in the enclosed Proxy, or the number of directors may be reduced by the Board of Directors. Both nominees have been recommended by the Board of Directors for three-year terms expiring at the 2002 Annual Meeting of Stockholders.

         Certain information concerning each of the two nominees for directors is set forth below.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2002

MERRILL BUTLER                Director since 1996                         Age 74

       Mr. Butler has been a director of the Board of the Corporation since its formation in 1996, and has also served on the Compensation Committee since 1996. Since 1983 Mr. Butler has served as President of Merrill Butler, Inc., a corporation formed to consult with savings and loan associations on real estate matters. During 1995 Mr. Butler also served on the Volunteer Executive Team organized to advise Orange County, California after the County had declared bankruptcy. Mr. Butler was also a co-creator of the Butler Popejoy Group, a general partnership which from 1992 to 1994 capitalized home builders with equity funds to develop entry level housing projects. Mr. Butler is a past director of numerous organizations, including the Federal National Mortgage Association (Fannie Mae), Financial Corporation of America, American Savings and Loan, The Commodore Corporation, Far Western Bank, National Association of Home Builders, and the Building Industry Association of Southern California.

ALBERT L. LORD                Director since 1996                         Age 54

       Mr. Lord has been a director of the Board of the Corporation since its formation in 1996. Since 1997 Mr. Lord has been the Chief Executive Officer and Vice Chairman of the Student Loan Marketing Association (Sallie Mae). Since 1994 Mr. Lord has also been the President of LCL, Ltd., a financial consulting and equity investment management company. From 1981 to 1994 Mr. Lord held several executive positions including Chief Operating Officer and Executive Vice President for Sallie Mae. Mr. Lord is a director of the Student Loan Marketing Association.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED ABOVE.

                        DIRECTORS AND EXECUTIVE OFFICERS

       The following is a list of the current executive officers and directors and the nominees for election to the Board of Directors of the Corporation.

           NAME                           POSITIONS WITH THE CORPORATION                 CLASS
---------------------------- --------------------------------------------------------  ----------

Brian Chisick (1) (2)        Chairman of the Board, President, Chief Executive
                             Officer, current Director                                    II

Sarah Chisick (1)            Vice President, current Director                             II

Merrill Butler (1) (2)       Director, Nominee for reelection                             III

Vacant (2) (3)               Director                                                     III

Albert L. Lord (3)           Director, Nominee for reelection                             III

Francisco Nebot (4)          Executive Vice President, Chief Financial Officer and         I
                             Director

Jeffrey W. Smith (1) (3)     Executive Vice President, Chief Operating Officer and         I
                             Director

Wendy Rianda                 Vice President, General Counsel and Director of
                             Compliance

----------
(1)      Member of the Stock Incentive Committee
(2)      Member of the Compensation Committee
(3)      Member of the Audit Committee
(4)      Mr. Nebot filled the vacancy of Mark Mason

       The age, present position with the Corporation, and principal occupation during the past five years of each Director and executive officer named above is set forth below, except Mr. Butler and Mr. Lord, for whom such information is provided above.

BRIAN CHISICK                 Director since 1996                         Age 59

       Mr. Chisick has been Chairman of the Board, Chief Executive Officer and President of the Corporation since its formation in 1996, and has held the same offices at First Alliance Mortgage Company, a subsidiary of First Alliance Corporation, since its founding in 1971. Mr. Chisick has held a real estate broker's license since 1971.

SARAH CHISICK                 Director since 1996                         Age 58

       Mrs. Chisick has been Vice President and a director of the Corporation since its formation in 1996, and has held the same offices at First Alliance Mortgage Company since its founding in 1971. Her duties have in the past included projects in the loan servicing, foreclosure, marketing and investment departments. She is not currently involved in the day-to-day operations of the Company. Mrs. Chisick is married to Mr. Brian Chisick.

FRANCISCO NEBOT               Director since 1998                         Age 41

       Mr. Nebot has been Executive Vice President and Chief Financial Officer of the Corporation since July 1998. From 1995 to July 1998, Mr. Nebot served as Vice President of Finance and Chief Accounting officer for AMRESCO Residential Credit Corporation. Mr. Nebot also served as Senior Vice President and Chief Financial Officer for ITT Residential Servicing Corporation/Federal Bank from 1994 to 1995. From 1986 to 1993, Mr. Nebot served as Executive Vice President and Chief Financial Officer with Shearson Lehman Mortgage Corporation. His present term as a director expires in 2000.

JEFFREY W. SMITH              Director since 1996                         Age 37

       Mr. Smith has been Executive Vice President and Chief Operating Officer of the Corporation since September 1996, and has held the same office at First Alliance Mortgage Company since November 1995. From 1981 to 1995 Mr. Smith held various positions at FAMCO, including Assistant Director of Marketing, Director of Marketing and Vice President of Sales and Marketing. His present term as a Director expires in 2000.

WENDY RIANDA                  Officer since 1998                          Age 40

       Ms. Rianda has been Vice President, General Counsel and Director of Compliance of the Corporation since September 1998. From 1996 to September 1998, Ms. Rianda served as Senior Legal Counsel and Director of Compliance of AMRESCO Residential Mortgage Corporation. From August 1994 to October 1995, Ms. Rianda served as Litigation Attorney of The Walker Law Firm in Newport Beach, California.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

       During the fiscal year ended December 31, 1998, the Board of Directors held five meetings and acted by consent four times. Each eligible Director attended at least 80% of the meetings of the Board and all of the meetings of the committees of which he or she was a member, except Mr. Chisick, who attended 60% of the Board meetings and 50% of the committee meetings of which he is a member.

       The Board of Directors has created and delegated certain authority to its Audit Committee, Compensation Committee and Stock Incentive Committee. The Corporation does not have a Nominating Committee.

       Mr. Lord (Chairman) and Mr. Smith are members of the Audit Committee of the Board of Directors. One seat is currently vacant. The Audit Committee, among other things, makes recommendations to the Board concerning the engagement of independent accountants, monitors and reviews the quality and activities of the Corporation's audit function, monitors the adequacy of the Corporation's internal operating controls, and reviews the significant accounting policies of the Company. The Audit Committee met four times during 1998.

       Mr. Butler (Chairman) and Mr. Chisick are members of the Compensation Committee of the Board of Directors. One seat is currently vacant. Mr. Butler is an independent, non-employee director of the Corporation. The Compensation Committee, among other things, reviews salaries, benefits and other compensation, excluding stock based compensation, of directors, officers and other employees of the Corporation, and makes recommendations to the Board. The Compensation Committee met four times during 1998.

       Mr. Chisick (Chairman), Mrs. Chisick and Jeffrey Smith are members of the Stock Incentive Committee. The Stock Incentive Committee is authorized to make stock based compensation grants under the Corporation's 1996 Stock Incentive Plan. The Stock Incentive Committee met four times during 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

       Set forth below is information concerning the annual and long-term compensation for services in all capacities for the Corporation during 1998 and the preceding two fiscal years of those persons who were, as of December 31, 1998, (i) the Chief Executive Officer (ii) each executive officer, and (iii) officers otherwise among the four most highly compensated (the "Named Officers"), other than the Chief Executive Officer. Share amounts have been adjusted to reflect the October 31, 1997 three-for-two stock dividend.


                           SUMMARY COMPENSATION TABLE


                                                                                                 LONG TERM
                                                                                            COMPENSATION AWARDS
                                                              ANNUAL COMPENSATION         -----------------------
                                                       ----------------------------------        SECURITIES
                                                                                                 UNDERLYING
       NAME AND PRINCIPAL POSITION            YEAR       SALARY ($)(1)     BONUS ($)(1)         OPTIONS (2)
------------------------------------------ ----------- ------------------ --------------- -----------------------

Brian Chisick                                 1998               395,000              --            154,085
   Chairman and Chief Executive Officer       1997               395,000              --                 --
                                              1996               376,796              --                 --

Francisco Nebot                               1998                90,128         120,000             77,042
   Executive Vice President and Chief         1997                    --              --                 --
   Financial Officer                          1996                    --              --                 --

Jeffrey W. Smith                              1998               240,000         120,000             38,527
   Executive Vice President and Chief         1997               240,000       1,150,000              9,677
   Operating Officer                          1996               198,065          50,000             82,500

Edwin C. Summers (3)                          1998               101,397              --                 --
   Vice President, General Counsel and        1997               173,162          47,687              2,108
   Secretary                                  1996                69,669           7,500              8,823

Randall K. McPhillips (4)                     1998               135,689              --                 --
   Executive Vice President, Marketing/       1997               240,000       1,183,205              7,741
   Telemarketing                              1996               239,784         122,083             82,500


----------
(1) Amounts shown include amounts earned but deferred at the election of executive officers under the Corporation's 401(k) Plan (the "401(k) Plan"), a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended.
(2)  Includes grants made under the Corporation's 1996 Stock Incentive Plan.

(3)  Mr. Summers resigned his position as of June 30, 1998.

(4) Mr. McPhillips resigned his position as of June 15, 1998. Mr. McPhillips was an officer of First Alliance Mortgage Company.

STOCK OPTION GRANTS IN 1998

                            NUMBER OF        PERCENT OF
                            SECURITIES      TOTAL OPTIONS
                            UNDERLYING       GRANTED TO      PER SHARE                          APPRECIATION
                             OPTIONS        EMPLOYEES IN      EXERCISE      EXPIRATION         FOR OPTION TERM
          NAME              GRANTED (1)      FISCAL YEAR     PRICE ($)         DATE              5%          10%
----------------------- ------------------ ---------------- ------------- --------------- --------------------------

Brian Chisick                100,000           19.04%             $13.06     01/26/08          $821,336   $2,081,428
                              54,085           10.30%              $4.43     12/03/08          $150,936     $382,502

Francisco Nebot               50,000            9.52%              $7.50     07/06/08          $235,835     $597,653
                              27,042            5.15%              $4.43     12/03/08           $75,466     $191,247

Jeffrey W. Smith              11,485            2.19%             $13.06     01/26/08           $94,330     $239,052
                              27,042            5.14%              $4.43     12/03/08           $75,466     $191,247

Edwin C. Summers               2,503            0.48%             $13.06     01/26/08           $20,558      $52,098

Randall K. McPhillips          9,187            1.75%             $13.06     01/26/08           $75,456     $191,221


----------

(1) Options become exercisable in four annual installments commencing six months from the date of grant. No stock appreciation rights have been granted.

       The total number of options outstanding (vested and unvested) as of February 5, 1999 for the named individuals as a group and for all employees as a group represents approximately 2.0% and 5.1%, respectively, of the Corporation's outstanding Class A Common Stock as of that date.

AGGREGATED OPTION EXERCISES IN 1998; OPTIONS OUTSTANDING AND VALUES AT DECEMBER 31, 1998

       Share amounts in the table below have been adjusted to reflect the October 31, 1997 three-for-two stock dividend.

                                                       NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                         NUMBER OF                      UNDERLYING OPTIONS              IN THE MONEY OPTIONS
                          SHARES                       AT DECEMBER 31, 1998           AT DECEMBER 31, 1998 (1)
                         ACQUIRED        VALUE                         NOT                               NOT
        NAME            ON EXERCISE  REALIZED ($)   EXERCISABLE    EXERCISABLE    EXERCISABLE ($)  EXERCISABLE ($)
-------------------- --------------- ------------- -------------- -------------- ----------------- ---------------

Brian Chisick               --            --          25,000         129,085             --               --

Francisco Nebot             --            --            --            77,042             --               --

Jeffrey W. Smith            --            --          46,540          84,164             --               --

Edwin C. Summers            --            --            --             --                --               --

Randall K. McPhillips       --            --            --             --                --               --


----------
(1) The value of unexercised options is based on the average of the high and low prices of Class A Common Stock on December 31, 1998 ($3.593), less the exercise price of the option multiplied by the number of options outstanding.

COMPENSATION OF DIRECTORS

       Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer of $15,000 and a fee of $1,000 for each board or committee meeting attended, and are reimbursed for reasonable expenses incurred in connection with attendance at board of directors' meetings or committee meetings. A meeting fee of $500 is paid to non-employee directors for telephonic meetings of 30 minutes or less. Committee chairs also receive an annual retainer of $1,500. Directors who are employees of the Corporation or its subsidiaries do not receive fees for their services as directors.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Committee has furnished the following report on executive compensation.

OVERALL POLICY

       The Corporation's executive compensation program is designed to be linked closely to the executive's success in meeting specified performance goals and to appreciation in the Corporation's stock price. The overall objectives are to attract and retain the best executive talent, to motivate these executives to achieve goals that will advance the Corporation's business strategies, to link executive and stockholder interests through equity based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results.

       For 1998 the Committee, which consists of two non-employee directors (one vacant) and Mr. Chisick, conducted a review of the compensation of each of the Corporation's executive officers, taking into account the detailed performance reviews and recommendations of Mr. Chisick (except with respect to Mr. Chisick's own performance).

       The key elements of the Corporation's executive compensation program consist of base salary and an annual bonus including stock options. The Committee's policies with respect to these elements, including the basis for the compensation paid and awarded to Mr. Chisick, the Corporation's Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Corporation to the individual. In the case of Mr. Chisick, such compensation and benefits are specified in an employment contract entered into between said individual and the Corporation prior to the formation of the Committee. See "Chisick Agreement" on page 13 below.

BASE SALARIES

       In reviewing base salaries for new executive officers, the Committee will evaluate the responsibilities of the position to be held and the experience of the individual, and will also refer to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Two executive officers joined the Corporation in 1998. Francisco Nebot, Executive Vice President and Chief Financial Officer, joined the Corporation in July, and Wendy Rianda, Vice President, General Counsel and Director of Compliance, joined the Corporation in September.

       Annual salary adjustments are not usually part of the Corporation's executive compensation program, consistent with the Corporation's historical practice of rewarding superior performance through annual bonus incentives.

       With respect to Mr. Chisick's base salary in 1998, while in the Committee's view a meaningful increase in Mr. Chisick's base salary was warranted and would have been consistent with the Corporation's approach to annual salary adjustments for other executive officers, Mr. Chisick declined to accept any increase. Accordingly, no increase was made in Mr. Chisick's base salary for 1998.

ANNUAL BONUS; STOCK OPTIONS

       The Corporation's executive officers, other than Mr. Chisick, are eligible for an annual bonus under the Corporation's Incentive Bonus Plan. The bonus generally consists of equal amounts paid in cash and stock option grants, and is based principally upon achievement of individual and corporate performance objectives established at the beginning of each year, as determined by Mr. Chisick and approved by the Committee. The total amount of the bonus award can range from zero to 100% of base salary and, in the case of extraordinary achievement, up to 200% of the executive's base salary.

       Individual objectives generally relate to achieving targeted goals in the areas of growth in sales, reduction in costs and improved operating efficiencies for operating units. Non-operating executives' objectives are more closely related to identification and realization of opportunities for reducing costs and increasing productivity for staff functions, and in adding to stockholder value through improved liquidity of the Corporation's stock and greater recognition of its worth. Each of the specified performance measures is weighted according to the executive's responsibilities for achieving them, and progress toward the goals of each is assessed by Mr. Chisick and reported to and considered by the Committee.

       Consistent with the Corporation's compensation plan for all employees, the Corporation grants to its executive officers stock options with an aggregate exercise price equal to a recipient's annual cash bonus. Options become exercisable in four annual installments commencing six months from the date of the grant, and have a term of ten years. This approach is designed to promote the creation of stockholder value over the long term, since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. The number of options is determined by dividing the amount of the award by the fair market value of the Corporation's Class A Common Stock on the date of the award. The fair market value of this stock is calculated as the arithmetic average of the high and low prices at which it traded on the date of the award. The product of the option exercise price and the number of shares with respect to which options are granted is thus equal to the amount of the total annual cash bonus award.

       The Committee determined, based upon Mr. Chisick's decision to decline any cash bonus payment, to award him an option to purchase 54,085 shares of the Corporation's Class A Common stock at an exercise price of $4.43 per share. The exercise price is equal to the fair market value of such stock on December 4, 1998, the date of the grant, calculated according to the procedure described above.

CONCLUSION

       Through the program described above, a significant portion of the Corporation's executive compensation is linked directly to individual and Corporation performance. In 1998, approximately 20% of the Corporation's compensation of the executives listed on page 7 consisted of these performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to the attainment of stated annual goals, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       There are no "interlocks" (as defined by the Securities and Exchange Commission) with respect to any member of the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). Mr. Chisick, a member of the Compensation Committee, is also the President and Chief Executive Officer of the Corporation, and has certain relationships requiring disclosure under
Item 404 of Regulation S-K, each of which is described below under "Certain Transactions."

                                                   Compensation Committee:

                                                   Merrill Butler, Chairman
                                                   Brian Chisick
                                                   (One seat vacant)

PERFORMANCE GRAPH

       The graph below compares the Corporation's cumulative stockholder return on its Class A Common Stock with the cumulative total return, assuming reinvestment of dividends, of the NASDAQ - Total U.S. Index, the SNL Specialty Lender Index, and the SNL Home Equity Lenders Index since July 26, 1996, the date on which trading in the Corporation's Class A Common Stock began.

                     [TOTAL RETURN PERFORMANCE GRAPH HERE]


                                                                        PERIOD ENDING
                                          ---------------------------------------------------------------------------
INDEX                                          7/26/96     12/31/96     6/30/97     12/31/97     6/30/98    12/31/98
---------------------------------------------------------------------------------------------------------------------
First Alliance Corporation                      100.00       177.95      172.06       162.14       61.77       33.09
NASDAQ - Total US                               100.00       119.36      133.58       146.44      176.31      205.86
SNL Specialty Lender Index                      100.00       125.27      149.86       176.81      212.53      221.65
SNL Home Equity Lenders Index                   100.00       110.03      106.20        68.53       64.66       16.25


NOTE: In the prior year, the Company used the SNL Specialty Lender Index for the comparison used in the Total Return Performance graph. In the current year, however, the Company also included the SNL Home Equity Lenders Index, as this index provides a more accurate comparison of the performance of the Company's other peers in the industry.

                              EMPLOYMENT AGREEMENTS

       CHISICK AGREEMENT. The Corporation entered into an employment agreement with Mr. Chisick dated July 1, 1996 providing for an initial term of three years, subject to automatic three-year renewal unless either party provides notice of an intention not to renew. Under this Agreement, Mr. Chisick will receive an annual salary of $395,000, subject to annual increases (but not decreases) and bonuses as may be determined by the Board of Directors, as well as certain other benefits including medical, insurance, death and disability benefits, use of an automobile and reimbursement of employment related expenses.

       NEBOT AGREEMENT. The Corporation has entered into an employment agreement with Mr. Nebot, providing for an indefinite employment term which began on July 7, 1998. The Corporation or Mr. Nebot may terminate the employment agreement at any time. Under the terms of the employment agreement, Mr. Nebot is entitled to receive an annual salary of at least $200,000 per annum, subject to annual increases (but not decreases) and bonuses, as determined by the Board of Directors, as well as certain other benefits including medical insurance, death and disability benefits, use of an automobile and reimbursement of employment-related expenses. Pursuant to the employment agreement, Mr. Nebot was granted on July 7, 1998, options to purchase 50,000 shares of Class A Common Stock under the Corporation's 1996 Stock Incentive Plan. In the event of a change of control, a merger, acquisition or outright sale of the Corporation, Mr. Nebot will be eligible for severance benefits as further described in the employment agreement.

       RIANDA AGREEMENT. The Corporation has entered into an employment agreement with Ms. Rianda, providing for a two-year term, which began on September 15, 1998. The Corporation may terminate the employment agreement for cause or without cause. Ms. Rianda may terminate her obligations under the employment agreement by giving the Corporation thirty days notice in advance. Under the terms of the employment agreement, Ms. Rianda is entitled to receive an annual salary of at least $100,000 per annum, subject to annual increases (but not decreases) and bonuses, as determined by the Board of Directors, as well as certain other benefits including medical insurance, death and disability benefits, use of an automobile and reimbursement of employment-related expenses. Pursuant to the employment agreement, Ms. Rianda was granted on August 27, 1998, options to purchase 10,000 shares of Class A Common Stock under the Corporation's 1996 Stock Incentive Plan. In the event of a merger, transfer of assets or dissolution of the Corporation, the Corporation shall assign to the surviving or resulting corporation or the transferee of the Corporation's assets all rights, benefits and obligations of the employment agreement. In addition, if Ms. Rianda is terminated without cause, she will be eligible for severance benefits as further described in the employment agreement.

                              CERTAIN TRANSACTIONS

       TRANSACTIONS WITH NATIONSCAPITAL MORTGAGE CORPORATION AND COAST SECURITY MORTGAGE, INC. The Corporation has established strategic relationships with certain companies controlled by the sons of Brian and Sarah Chisick, through which the Corporation purchases loans subject to a right of first refusal. Pursuant to an agreement between the Corporation and Nationscapital Mortgage Corporation ("Nationscapital"), the Corporation purchased $13.8 million of loans from Nationscapital during 1998. Jamie and Brad Chisick are the President and majority shareholder and the Vice President and minority shareholder, respectively, of Nationscapital, and the sons of Brian and Sarah Chisick. Pursuant to an agreement between the Corporation and Coast Security Mortgage, Inc. ("Coast Security"), the Corporation purchased $36.6 million of loans from Coast Security during 1998. Mark Chisick and Brad Chisick are the President and majority shareholder, and the Vice President and a minority shareholder, respectively, of Coast Security, and the sons of Brian and Sarah Chisick. The Corporation's purchases of loans originated by Nationscapital and Coast Security are documented by agreements similar to those entered into with unaffiliated entities.

       From October 31, 1997 through October 31, 1998, Nationscapital had a $10 million repurchase facility agreement with the Corporation. In November 1998, the repurchase facility agreement expired and was paid in full, and the Corporation did not renew the repurchase facility agreement.

       From October 31, 1997 through October 31, 1998, Coast Security had a $10 million repurchase facility agreement with the Corporation. In November 1998, the repurchase facility agreement expired and was paid in full, and the Corporation did not renew the repurchase facility agreement.

       UNITED KINGDOM SECURED TERM LOAN FACILITY WITH HAVERSTOCK, L.P., A CALIFORNIA LIMITED PARTNERSHIP. In 1998, First Alliance Mortgage Company, a wholly owned subsidiary of the Corporation, entered into a (pound)39 million secured term loan facility with Haverstock, L.P., a California Limited Partnership ("Haverstock"). Haverstock is owned by Brian and Sarah Chisick, the majority stockholders of FACO. The debt under the Haverstock facility is secured by mortgages held for investment, bears a fixed interest rate of 8.5%, and matures as the underlying pledged mortgages are liquidated.

       CONVERSION OF CLASS B COMMON STOCK TO CLASS A COMMON STOCK. In 1998, Brian and Sarah Chisick, who controlled all of the outstanding shares of Class B Common Stock, which carried four votes per share in matters requiring a stockholder vote, converted all of such shares into the Corporation's Class A Common Stock, which has one vote per share. Upon March 12, 1999, the record date for the Annual Meeting, all unissued shares of Class B Common Stock will automatically convert into shares of Class A Common Stock, each carrying one vote per share.

       SERVICING OF CERTAIN LOANS. The Corporation services mortgage loans for certain related parties pursuant to written agreements entered into prior to the IPO, under which no servicing fees are charged. All such agreements entered into since the IPO provide for servicing fees consistent with the servicing fees charged to third parties for such services. At December 31, 1998, the outstanding balances of such loans serviced on behalf of Brian Chisick, Brad Chisick, Mark Chisick and Jamie Chisick were $2,742,852, $264,489, $83,379 and $66,574, respectively. Brad, Mark and Jamie Chisick are the sons of Brian and Sarah Chisick.

       First Alliance Corporation's bylaws require that all transactions between it, on the one hand, and the immediate family of Brian Chisick, or their affiliates, on the other hand, must be approved by a majority of the independent directors.

       INDEMNITY AGREEMENTS. Prior to the completion of the initial public offering of its Class A Common Stock in July and August 1996, the Corporation entered into separate but identical indemnity agreements ("Indemnity Agreements") with each director and executive officer of the Corporation and expects to enter into Indemnity Agreements with persons who become directors or executive officers in the future. The Indemnity Agreements provide that the Corporation will indemnify the director or officer (the "Indemnitee") against any expenses or liabilities in connection with any proceeding in which such Indemnitee may be involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Corporation or by reason of any action taken by or omitted to be taken by such Indemnitee while acting as an officer or director of the Corporation, provided that such indemnity shall only apply if (i) the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action, had no reasonable cause to believe the Indemnitee's conduct was unlawful, (ii) the claim was not made to recover profits made by such Indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) the claim was not initiated by the Indemnitee, or (iv) the claim was not covered by applicable insurance. Each Indemnitee has undertaken to repay the Corporation for any costs or expenses paid by the Corporation if it shall ultimately be determined by a court of competent jurisdiction in a final, nonappealable adjudication that such Indemnitee is not entitled to indemnification under the Indemnity Agreement. In addition to the Indemnity Agreements, the Corporation has obtained a policy of directors and officers liability insurance.

                         BENEFICIAL OWNERSHIP OF SHARES

       Whenever in this proxy statement information is presented as to "beneficial ownership," please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; he or she may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Sections 13 or 16 of the Securities Exchange Act of 1934, as amended, the "beneficial owner" of the shares shown herein.

       The following table sets forth information regarding beneficial ownership of the Class A Common Stock as of December 31, 1998, by (i) each person known to be the beneficial owner of more than 5% of the outstanding Class A Common Stock;
(ii) each Director of the Corporation; and (iii) all Directors and officers named in the SUMMARY COMPENSATION TABLE on page 7 (the "Named Officers"). Share amounts set forth below reflect the October 31, 1997 three-for-two stock dividend, and percentage calculations are based upon outstanding shares net of shares held by the Corporation as treasury stock.


                                                        BENEFICIAL OWNERSHIP OF
                                                          CLASS A COMMON STOCK
                                               --------------------------------------
                                                      NUMBER OF
                          NAME                        SHARES (1)           PERCENT
       --------------------------------------- ------------------------ -------------
       The Capital Group Companies
       Capital Guardian Trust Co.                      1,705,000              9.4%
          333 South Hope Street
          Los Angeles, CA  90071

       Brian and Sarah Chisick                        11,621,117 (2)           64%

       Francisco Nebot                                    12,500 (4)           (3)

       Jeffrey W. Smith                                   67,165 (4)           (3)

       Albert L. Lord                                     42,187 (4)           (3)

       Merrill Butler                                     23,437 (4)           (3)

       Edwin C. Summers                                       --                --

       Randall K. McPhillips                                  --                --

       All Directors, Executive Officers and
       Named Officers as a Group
       (8 persons)                                    11,766,406 (5)           65%


----------
(1) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from December 31, 1998 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from December 31, 1998 have been exercised.
(2) Includes 25,000 shares with respect to which options are exercisable within 60 days from December 31, 1998. Includes shares held by The Chisick Trust No. 1 U/D/T 3-30-96 and The Chisick Trust No. 2 U/D/T 3-30-96, of which Brian Chisick is the sole trustee, and the Brian and Sarah Chisick Revocable Trust U/A 3-7-79, of which Brian and Sarah Chisick are the trustees. Also includes a total of 8,617 shares held by grantor trusts established for the benefit of three of Mr. and Mrs. Chisick's grandchildren, of which trusts Mr. Chisick is the sole trustee.
(3)   Less than 1%.
(4) Represents shares with respect to which options are exercisable within 60 days from December 31, 1998.
(5) Includes 170,289 shares with respect to which all Directors, Executive Officers and Named Officers as a group hold options exercisable within 60 days from December 31, 1998.

       The Corporation's 401(k) Plan owned a total of 41,586 shares of the Corporation's Class A Common Stock on December 31, 1998. Although the Corporation is the Administrator of the 401(k) Plan, the 401(k) Plan was established and is administered to achieve the purposes for which it was created for the exclusive benefit of its participants, and employees participating in the 401(k) Plan are entitled to vote all shares allocated to their accounts. Accordingly, the 401(k) Plan does not constitute a "group" within the meaning of
Section 13(d) of the Securities and Exchange Act of 1934, as amended.

                                     GENERAL

OTHER BUSINESS

       The Board does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

INDEPENDENT AUDITORS

       The Board of Directors has selected Deloitte & Touche LLP to serve as the Corporation's independent auditors for the 1999 fiscal year. One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

SOLICITATION OF PROXIES

       The cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail, telephone or telegraph, or personally by directors, officers and regular employees of the Corporation, none of whom will receive any special compensation for such services. The Corporation will reimburse persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

       Any eligible stockholder (as defined below) of the Corporation wishing to have a proposal considered for inclusion in the Corporation's 2000 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of the Corporation on or before November 12, 1999. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its 2000 proxy solicitation materials. Any eligible stockholder is one who is the record or beneficial owner of at least 1% or $ 1,000 in market value of securities entitled to be voted on the proposal at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

ANNUAL REPORT

       The Annual Report of the Corporation for the fiscal year ended December 31, 1998, including the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 without the exhibits thereto, has been mailed to stockholders of record at the close of business on March 12, 1999. The Corporation will provide a copy of the exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 upon the written request of any beneficial owner of the Corporation's securities as of the record date for the Annual Meeting and reimbursement of the Corporation's reasonable expenses. Such request should be addressed to Susan Linder, Secretary, First Alliance Corporation, 17305 Von Karman Avenue, Irvine, California 92614.

         ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                                         Susan Linder
                                                          Secretary

Dated:  March 12, 1999

                                                      FIRST ALLIANCE CORPORATION
                                                      17305 VON KARMAN AVENUE
                                                      IRVINE, CALIFORNIA  92614

                                      PROXY
                          SOLICITED BY BOARD OF DIRECTORS
                          ANNUAL MEETING - APRIL 27, 1999
                                 IRVINE, CALIFORNIA

The undersigned hereby appoints Brian Chisick, Francisco Nebot and Jeffrey Smith or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 1999 Annual Meeting of Stockholders of First Alliance Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

1.   Proposal 1: Election of Directors
     -----------

     NOMINEES:   Merrill Butler and Albert L. Lord

                IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL
                 VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

                   (continued and to be signed on other side)

[X] PLEASE MARK YOUR
    VOTES AS IN THIS EXAMPLE

        A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS

                                            FOR BOTH          WITHHELD FROM BOTH


1.   Election of Directors:                   [  ]                  [  ]
     (page 1)

     FOR BOTH EXCEPT the following nominee:

     ______________________________________________

IMPORTANT - PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THANK YOU.

Signature(s) of Stockholder(s) __________________________Date ___________ , 1999
       NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.